Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "QKL STORES INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2012, AT 10:24 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2109379 8100

120722740

AUTHENTICATION: 9632248

DATE: 06-11-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 06/11/2012
FILED 10:24 AM 06/11/2012
SRV 120722740 - 2109379 FILE

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QKL STORES INC.

QKL Stores Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

First: The Board of Directors of the Company (the "Board"), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Company to effect a three (3) to one (1) reverse split of the Common Stock, par value $0.001, whereby every three (3) issued and outstanding shares of the Company's Common Stock (including each share of treasury stock), shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock of the Company (the "Common Stock") and to file this Certificate of Amendment:

> Article IV of the Certificate of Incorporation of the Company is hereby deleted in its entirety and amended and restated as follows:
>
> "On April 24, 2012 the Corporation's Board of Directors, and on April 25, 2012 a majority of the shareholders entitled to vote on the action, approved a three (3) to one (1) reverse stock split to be effective at 5:00 p.m. on June 12, 2012 or as soon as the Corporation completes filing an amendment to its Certificate of Incorporation (the "Split Effective Date"), each three (3) shares of the corporation's common stock issued and outstanding immediately prior to the Split Effective

Date (the "Old Common Stock") shall automatically reclassified and changed into one (1) share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

This Corporation is authorized to issue the following capital stock:

(a) The total number of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share, (hereafter called the "Common Stock"), and One Hundred Million (100,000,000) shares of Preferred Stock, par value $.01 per share, (hereinafter called the "Preferred Stock").

(b) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (hereinafter the "Board"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board providing for the issuances of such series of Preferred Stock."

Second: That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Common Stock

have given Written Consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said QKL Stores Inc, has caused this certificate to be signed by Zhuangyi Wang, its Chief Executive Officer, this 22nd day of May, 2012.

QKL STORES INC.

By: [signature]

Name: Zhuangyi Wang
Title: Chief Executive Officer

CN81563434.1